Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Adopts Shareholder Rights Plan to Protect the Availability of its Net Operating Losses

BROOKFIELD, Conn., September 24, 2019 (Globe Newswire) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, announced today that its Board of Directors adopted a shareholder rights plan designed to protect the availability of Photronics’ net operating loss carryforwards (“NOLs”) under the Internal Revenue Code (“Section 382 Rights Plan”).

As of the end of its fiscal third quarter 2019 (July 28, 2019), Photronics estimated U.S. federal NOLs available to offset its future federal taxable income were approximately $85 to $90 million. Photronics’ ability to use these NOLs would be substantially limited if it experienced an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. In general, a company would undergo an ownership change if its “5-percent shareholders” (determined under Section 382) increased their ownership of such company’s stock by more than 50 percentage points over a rolling three-year period. The Section 382 Rights Plan is intended to reduce the likelihood of such an ownership change at Photronics by deterring any person or group from acquiring beneficial ownership of 4.9% or more of Photronics’ outstanding common stock.

The Section 382 Rights Plan is similar to those adopted by numerous other public companies with significant NOLs. The Section 382 Rights Plan is designed not to limit any action that the Board determines to be in the best interest of Photronics and its shareholders, and will help to ensure that the Board of Directors remains in the best position to discharge its fiduciary duties.

Under the Section 382 Rights Plan, the rights will initially trade with Photronics’ common stock and will generally become exercisable only if a person (or any persons acting as a group) acquires 4.9% or more of Photronics’ outstanding common stock. The Section 382 Rights Plan does not aggregate the ownership of shareholders “acting in concert” unless and until they have formed a group under applicable securities laws. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount, or Photronics may exchange each right held by such holders for two shares of common stock. Under the Section 382 Rights Plan, any person which currently owns 4.9% or more of Photronics’ common stock may continue to own its shares of common stock without triggering the Section 382 Rights Plan. Photronics’ Board of Directors has the discretion to exempt any person or group from the provisions of the Section 382 Rights Plan.

The Section 382 Rights Plan will expire on the day following the certification of the voting results for Photronics’ 2020 annual meeting of shareholders, unless Photronics’ shareholders ratify the Section 382 Rights Plan at such meeting, in which case the Section 382 Rights Plan will continue in effect until September 23, 2022, unless terminated earlier in accordance with its terms.

Additional information about the Section 382 Rights Plan is available on a Form 8-K filed by Photronics with the Securities and Exchange Commission.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2018, the company had 1,575 employees across 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Photronics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts.  Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to the operation or effects of the Section 382 Rights Plan and to the use of NOLs to offset future taxable income, are also forward-looking statements.  Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Photronics’ Annual Report on Form 10-K for the year ended October 31, 2018 and its most recent Quarterly Report on Form 10-Q for the period ended July 28, 2019 under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by Photronics with the Securities and Exchange Commission from time to time.  These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, political, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters.  Photronics undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  There is no assurance that Photronics’ expectations will be realized.